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                                                                     Exhibit 8.1




                                 August 5, 1999


Humphrey Hospitality Trust, Inc.
12301 Old Columbia Pike
Silver Spring, Maryland  20904

Supertel Hospitality, Inc.
309 North 5th Street
Norfolk, Nebraska  68701

                        Humphrey Hospitality Trust, Inc.
                                Qualification as
                          Real Estate Investment Trust

Ladies and Gentlemen:

              We have acted as counsel to Humphrey Hospitality Trust, Inc., a Virginia corporation (the "Company"), in connection with the proposed statutory merger (the "Merger") of Supertel Hospitality, Inc., a Delaware corporation ("Supertel"), into the Company. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Merger.

              The Company, through Humphrey Hospitality Limited Partnership, a Virginia limited partnership (the "Operating Partnership"), and Solomons Beacon Inn Limited Partnership, a Maryland limited partnership (the "Subsidiary Partnership"), currently owns interests in 25 hotels and the associated personal property (the "Hotels"). The Operating Partnership owns 24 of the Hotels and the Subsidiary Partnership owns the remaining Hotel. The Company owns a general partnership interest in the Operating Partnership through Humphrey Hospitality REIT Trust, a wholly-owned subsidiary of the Company (the "General Partner"). The Operating Partnership owns a 99% general partnership interest, and the Company owns a 1% limited partnership interest, in the Subsidiary Partnership.

              In the Merger, the Company will acquire interests in the 63 hotels and associated personal property (the "Supertel Hotels") and one office property and


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Humphrey Hospitality Trust, Inc.
Supertel Hospitality, Inc.
August 5, 1999
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associated personal property currently owned by Supertel. After the Merger, the
Company will own 36 of the Supertel Hotels through two subsidiary partnerships, E&P Financing Limited Partnership I ("EPFLPI") and Financing Limited Partnership II ("FLPII" and, together with EPFLPI, the "Financing Partnerships"). Hospitality REIT Trust I, a wholly-owned subsidiary of the Company ("HRTI"), will be the 1% general partner, and the Company will be the 99% limited partner, of EPFLPI. Hospitality REIT Trust II, a wholly-owned subsidiary of the Company ("HRTII"), will be the 1% general partner, and the Operating Partnership will be the 99% limited partner, of FLPII. The Company will contribute the remaining 27 Supertel Hotels and the Supertel office property, through the General Partner, to the Operating Partnership in exchange for an additional general partnership interest in the Operating Partnership.

              The Operating Partnership and the Subsidiary Partnership lease each of the Hotels to Humphrey Hospitality Management, Inc., a Maryland corporation (the Lessee"), pursuant to substantially similar operating leases (collectively, the "Leases"). The Lessee entered into substantially similar management agreements (collectively, the "Management Agreements") with Humphrey Hotels, Inc., a Maryland corporation (the "Operator"), pursuant to which the Operator operated and managed the Hotels on behalf of the Lessee until early 1996, when the Lessee terminated the Management Agreements and began operating and managing the Hotels. After the Merger, the Operating Partnership and the Financing Partnerships will lease the Supertel Hotels to a wholly-owned subsidiary of the Lessee.

              In connection with the opinions rendered below, we have examined the following:

       1. the Company's Amended and Restated Articles of Incorporation, as filed with the Secretary of State of the Commonwealth of Virginia on November 22, 1994;

       2.     the Company's Bylaws;

       3. the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of September 2, 1997 (the "Operating Partnership Agreement"), among the General Partner, as general partner, and several limited partners;


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Humphrey Hospitality Trust, Inc.
Supertel Hospitality, Inc.
August 5, 1999
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       4.     the First Amended and Restated Agreement of Limited Partnership of
the Subsidiary Partnership, dated November 29, 1994 (the "Subsidiary Partnership Agreement"), among the Operating Partnership, as general partner, and the Company, as limited partner;

       5.     the Leases;

       6.     the Management Agreements;

       7. the minutes of meetings of the Company's board of directors held from April 24, 1998 through March 24, 1999;

       8. the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "1933 Act"), relating to the Merger (the "S-4") filed on August 5, 1999;

       9.     the Form of Lease Agreement with respect to the Supertel Hotels;

       10. the Agreement and Plan of Merger dated as of June 11, 1999 between the Company and Supertel (the "Merger Agreement");

       11. the calculation by KPMG LLP, dated June 4, 1999, of the estimated current and accumulated earnings and profits ("E&P") of Supertel as of August 31, 1999 (the "E&P Statement"); and

       12. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

              In connection with the opinions rendered below, we have assumed generally that:

1. Each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.

2. During the taxable year ending December 31, 1999 and subsequent taxable years, the Company, the General Partner, the Operating Partnership, and the Subsidiary Partnership have operated and will continue to operate in such a manner that makes and


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Humphrey Hospitality Trust, Inc.
Supertel Hospitality, Inc.
August 5, 1999
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will continue to make the representations contained in a certificate, dated
August 5, 1999 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years.

3. The Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the Subsidiary Partnership Agreement after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year.

4. Each partner of the Operating Partnership (a "Partner") that is a corporation or other entity, other than the General Partner, has a valid legal existence.

5. Each Partner has full power, authority, and legal right to enter into and perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby.

6. No action will be taken by the Company, the General Partner, the Operating Partnership, the Subsidiary Partnership, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

7. The Merger Agreement and the other documents relating to the Merger (the "Merger Documents") have not been amended and will not be amended after the date of this opinion in a manner that would affect the Company's qualification as a REIT for any taxable year.

8. All of the documents that we have reviewed will be complied with without waiver.

9. The E&P Statement correctly calculates the current and accumulated E&P of Supertel as of August 31, 1999.

10. Prior to the Merger, Supertel will distribute all of its E&P as of the date of the Merger.

              In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate. No facts have


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Humphrey Hospitality Trust, Inc.
Supertel Hospitality, Inc.
August 5, 1999
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come to our attention that would cause us to question the accuracy or completeness of the facts contained in the documents set forth above or the representations set forth in the Officer's Certificate in a material way.

              Based solely on the documents and the assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussion in the S-4 under the caption "Federal Income Tax Consequences of Humphrey Hospitality's Status as a Real Estate Investment Trust" (which is incorporated herein by reference), and without further investigation, we are of the opinion that:

       (a) commencing with its taxable year ended December 31, 1994, the Company was organized and has operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code");

       (b) the Merger will not prevent the Company from continuing to meet the requirements for qualification and taxation as a REIT under the Code; and

       (c) the descriptions of the law and the legal conclusions contained in the S-4 under the caption "Federal Income Tax Consequences of Humphrey Hospitality's Status as a Real Estate Investment Trust" are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Company's common stock.

              Except as described herein, we have performed no further due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, or the representations set forth in the Officer's Certificate. We will not review the Company's compliance with such documents, assumptions, and representations on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for its 1999 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

              The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions


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Humphrey Hospitality Trust, Inc.
Supertel Hospitality, Inc.
August 5, 1999
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of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

              We hereby consent to the filing of this opinion as an exhibit to the S-4. We also consent to the references to Hunton & Williams under the captions "Federal Income Tax Consequences of Humphrey Hospitality's Status as a Real Estate Investment Trust," and "Legal Matters" in the S-4. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

              The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and its stockholders, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                             Very truly yours,

                                                     Hunton & Williams


07796/08074